EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-74255, No. 333-87786 and No. 333-140781) and on Form S-3 (No. 333-92388, as amended, and No. 333-117534) of Atwood Oceanics, Inc. of our report dated November 25, 2009 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in the Annual Report to Shareholders which is filed herewith and incorporated in this Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP
Houston, Texas
November 25, 2009